Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Embed Financial Group Holdings Pte Ltd, Impact Innovations Pte Ltd and Embed Global Pte Ltd (collectively, the “Combined Entities”) on Form F-4 of our report dated March 2, 2026 with respect to our audits of the financial statements and related financial statement schedules of the Combined Entities as of September 30, 2024 and 2025 and for the year ended September 30, 2025 and for the period from September 11, 2023 to September 30, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs

Guangdong Prouden CPAs

GP Guangzhou, China

May 27, 2026